EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34559, 333-47017, 333-56794, and Form S-3 Nos. 333-57712 and 333-105933) pertaining to the Univision Savings Tax Advantage Plan of Univision Communications Inc. of our report dated June 20, 2003, with respect to the financial statements and schedule of the Univision Savings Tax Advantage Plan included in this Annual Report for the year ended December 31, 2002.

/s/ Ernst & Young LLP
New York, New York
June 24, 2003